Contact: DIRT MotorSports d/b/a World Racing Group

Brian Carter, Chief Executive Officer

Chris Dolack, VP Public Relations

704-795-7223 " cdolack@dirtcar.com

World Racing Group Reports $8.1 Million Third Quarter Revenue, Improved Operating Results and New Management Alignment

Files Third Quarter 2007 Results

CONCORD, N.C. - BUSINESS WIRE - November 15, 2007 - DIRT Motor Sports, Inc. d/b/a The World Racing Group (OTCBB: DMSP) announced today that it has filed its quarterly report for the three and nine month periods ending September 30, 2007.

Some of the Company's financial achievements through September 30, 2007, which are qualified in their entirety by the financial statements included in the Company's quarterly report on Form 10QSB which can be found at www.sec.gov:

Third quarter highlights:

    Revenue increase of 32% to $8.1 million from $6.1 million

    Decrease of operating loss before non-cash stock compensation and depreciation of 44% to $1.4 million from $2.6 million

    Operating loss decrease of 35% to $2.2 million from $3.4 million

    Decrease in net loss by 31% to $2.4 million from $3.5 million

Year to date highlights:

    Revenue increase of 36% to $16.7 million from $12.3 million

    Decrease of operating loss before non-cash stock compensation and depreciation of 33% to $5.4 million from $8.1 million

    Operating loss decrease of 30% to $7.5 million from $10.8 million

    Decrease in net loss by 54% to $8.6 million from $18.8 million

Additionally, the Company announced today a more streamlined executive management team. Brian Carter, will serve as the Company's Chief Executive Officer and Chief Financial Officer, Tom Deery will serve as President and Chief Operating Officer and Ben Geisler will serve as Chief Marketing Officer.

"The skills of each member of the management team have been aligned with the critical areas for success in 2008. Tom's vast experience, both managing NASCAR's weekly series and regional touring and his long history in track operations makes him the perfect person to manage the operations of our business," said Mr. Carter. "Ben's experience in managing and placing over $100 million in sponsorship and activation spending in his previous role with Next Marketing and his involvement with the operations of the business for the past couple seasons makes him very well suited to effectively attract and retain long term marketing partners."

Carter concluded with, "I am confident that all aspects of our business will thrive under the new management structure. I expect that the improvements made in 2007 will accelerate in 2008, building on the measurable growth in our racing and event operations and stronger growth in our sponsorship and advertising revenues. The continued revenue growth and decreases in our operating losses in the third quarter, in spite of spending $1.4 million on our television programming and production costs are very encouraging as we look forward to 2008."

About DIRT MotorSports, Inc., d/b/a World Racing Group

Based in Concord, N.C., World Racing Group (WRG) is a national sanctioning body, real-estate operator, and sports entertainment company serving the dirt racing industry.  WRG sanctions sprint car racing under the World of Outlaws® banner, late model racing under the World of Outlaws Late Model Series(SM), big block modified racing under the Advance Auto Parts Super DIRTcar Series™ banner and sanctions more than 4,000-races a year under the DIRTcar™ Racing banner.  In addition, WRG owns and operates seven speedways. To learn more about World Racing Group, visit worldracinggroup.com.

Safe Harbor Statement

This release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are economic, competitive and other factors effecting the company's operations, events and markets, as well as other factors detailed in the company's filings with the Securities and Exchange Commission, which can be found at www.sec.gov.

(Tables follow)

DIRT Motor Sports, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended September 30, 2007 and 2006

(Unaudited)

	Three Months Ended:		Nine Months Ended:
	2007	2006	2007	2006
Revenues
Race sanctioning and event fees	$ 3,764,432	$ 2,470,954	$ 7,395,722	$ 4,242,586
Admission fees and ticket sales	2,259,395	2,601,057	5,814,994	5,671,771
Sponsorship and advertising revenue	1,844,047	694,370	3,043,977	1,646,940
Merchandise sales	237,730	240,632	422,517	506,835
Other revenue	11,810	126,386	69,586	215,299
Total revenues	8,117,414	6,133,399	16,746,796	12,283,431

Operating expenses
Track and event operations	8,589,833	7,592,261	18,860,886	16,446,929
Sales and marketing	405,860	446,737	1,284,036	945,926
Merchandise operations and cost of sales	98,958	257,835	235,848	724,317
General and administrative	473,948	431,731	1,749,351	2,246,878
Non-cash stock compensation	553,924	627,840	1,493,796	2,112,322
Depreciation and amortization	206,932	187,521	615,675	579,867
Total operating expenses	10,329,455	9,543,925	24,239,592	23,056,239

Loss from operations	(2,212,041)	(3,410,526)	(7,492,796)	(10,772,808)

Other (Expenses) Income
Interest expense, net	(180,652)	(47,653)	(1,124,829)	(7,979,706)
Total Other Expense	(180,652)	(47,653)	(1,124,829)	(7,979,706)

Net (Loss)	$ (2,392,693)	$ (3,458,179)	$ (8,617,625)	$ (18,752,514)

Dividends on preferred stock:
Stated dividends, Series D	(530,520)	-	(792,146)	-
Issuance costs, Series D Preferred Stock	-	-	-	(1,326,335)
Exchange of Series C Preferred Stock	-	-	-	(1,250,000)

Net loss applicable to common stock	$ (2,923,213)	$ (3,458,179)	$ (9,409,771)	$ (21,328,849)

Net loss applicable to common stock per common share - Basic and diluted	$ (0.20)	$ (0.25)	$ (0.64)	$ (1.65)
Weighted average common shares outstanding - Basic and diluted	14,729,873	14,042,408	14,619,777	12,890,746

DIRT Motor Sports, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2007 and December 31, 2006

(Unaudited)
	September 30, 2007	December 31, 2006
ASSETS
Current assets
Cash and cash equivalents	$ 6,180,476	$ 532,230
Accounts receivable - trade	930,728	223,065
Inventory	61,391	110,077
Prepaid expenses and other current assets	1,839,267	330,943
Total current assets	9,011,862	1,196,315
Land, buildings and equipment, net	10,398,392	10,447,633
Trademarks	100,000	100,000
Goodwill, net of impairment of $10,320,537	-	-
Prepaid Expenses - long term	41,666	166,667
Other assets, net of amortization of $69,002 in 2007 and $55,331 in 2006	645,727	140,122
Total assets	$ 20,197,647	$ 12,050,737

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 1,170,250	$ 474,781
Accrued liabilities	3,085,269	1,147,749
Deferred revenues	532,206	129,424
Notes payable	185,368	713,008
Total current liabilities	4,973,093	2,464,962
Notes payable, long-term, net of discount of $2,795,517 at September 30, 2007	13,357,506	4,001,711
Total liabilities	18,330,599	6,466,673

Stockholders' Equity
Series D Preferred stock, $0.01 par value; 20,000 shares authorized; 17,684 and 17,875 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	53,844,452	53,624,538
Series E Preferred stock, $0.01 par value; 50,000 shares authorized; 3,374 shares issued and outstanding at September 30, 2007	34	-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 16,498,990 and 14,374,496 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	1,650	1,438
Additional paid-in capital	17,364,500	12,684,051
Accumulated deficit	(69,343,588)	(60,725,963)
Total stockholders' equity	1,867,048	5,584,064
Total liabilities and stockholders' equity	$ 20,197,647	$ 12,050,737